EXHIBIT 4.11

This Note has not been registered under the Securities Act of 1933, as amended. No transfer of this Note shall be valid or effective except in accordance with the applicable requirements of the Securities Act of 1933, as amended.

                                CONVERTIBLE NOTE
As of ____________, 1998                                      New York, New York

$____________________

FOR VALUE RECEIVED, ENVIRONMENTAL REMEDIATION HOLDING CORPORATION, a Colorado corporation (the "Company"), hereby promises to pay to the order of ______________________, or any subsequent holder of this Note (the "Payee"), at
____________________________, or at such other place as may be designated by the Payee from time to time by notice to the Company, the principal sum of ________________Thousand ($_____) Dollars, together with interest from the date hereof on the unpaid principal amount hereof at an annual rate equal to eight percent (8.0%) per annum. Such principal and interest shall be paid in accordance with the terms of Section 1 below, in cash or by wire transfer to such account as the Payee shall direct, in immediately available funds and in lawful currency of the United States of America.

1.   PAYMENTS.

(a) Unless previously fully converted into Common Stock of the Company as herein provided, the unpaid principal amount of this Note shall be payable to the Payee in cash on _____________, 2000 (the "Maturity Date"); provided, however, that the Company may, at its sole option, by written notice given to the Payee at any time prior to the Maturity Date, make payment of the entire unpaid principal amount of this Note on the Prepayment Date (as defined herein) by delivering to the Payee such number of shares of Common Stock of the Company as shall be determined by dividing (i) the entire principal amount of this Note remaining unpaid on the Prepayment Date and interest , by (ii) the Conversion Price (as herein defined) in effect on the Prepayment Date.

(b) Interest on the unpaid principal balance of this Note at the rate of eight percent (8.0%) per annum shall accrue from the date hereof and shall be payable quarterly on the last day of each January, April, July and October, commencing on October 31, 1998 (each an "Interest Payment Date"), until the entire unpaid principal amount hereof shall have been paid. The Company may pay interest on this Note, when due on any Interest Payment Date, either in cash or by delivery to the Payee or one or more additional notes, each of which shall be (i) functionally equivalent to the terms and conditions of this Note, and (ii) in principal amount equal to all accrued and unpaid interest due on such Interest Payment Date (the "Additional Note"). All reference herein to the "Note" shall mean and include each Additional Note delivered by the Company pursuant to the provisions hereof. In addition, and in lieu or paying interest on this Note in cash or by the issuance of Additional Notes, at the Company's option, the Company may allow all of any portion of the interest on this Note to accrue and, upon conversion of this Note, all such accrued and unpaid interest shall be payable in additional shares of Common Stock at the Conversion Price in effect on the Interest Payment Date.

(c) In the event that any payment of principal and/or interest hereunder becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close, then the maturity thereof shall be extended to the next succeeding business day; and during any such extension, interest on principal amounts payable shall accrue and be payable at the applicable rate.

2.   REFERENCE TO SECURITIES PURCHASE AGREEMENT.

This Note is one of the Notes of the Company originally issued pursuant to that certain Securities Purchase Agreement, dated as of ____________, 1998, by and among the Company, the above-named Payee and certain other parties (the "Securities Purchase Agreement"). The holder hereof is entitled to the benefits of the Securities Purchase Agreement and all Exhibits thereto, including all "Transaction Documents" referred to therein, and may enforce the obligations of the Company contained in the Securities Purchase Agreement and exercise the remedies provided for therein or otherwise available in respect thereof. Capitalized terms, unless otherwise defined herein, have the respective meanings ascribed to them in the Securities Purchase Agreement.

3.   RANKING OF NOTE.

Subject at all time to the subordination provisions set forth in Section 11 hereof, this Note, together with the other Notes issued pursuant to the Securities Purchase Agreement, shall constitute senior securities of the Company and, except as provided below, shall rank pari passu with all other indebtedness for money borrowed by the Company and senior to any other indebtedness for money borrowed of the Company which, by its terms shall be made expressly subject and subordinated to this Note.

4.     PREPAYMENT OF NOTE.

(a) Subject at all times to the holder's right to convert all or any portion of this Note into Common Stock pursuant to Section 5 hereof at any time on or before the 'Prepayment Date' (as herein defined), as long as no Event of Default shall have occurred, the principal amount of this Note may be prepaid, at the option of the Company, upon not less than ten (10) days' prior written notice to the holder of this Note (the "Prepayment Notice"), in whole or in part without premium or penalty at any time or from time to time from and after the date of the initial issuance of the Note (the "Issuance Date").

(b) Each Prepayment Notice shall specify the principal amount of this Note and all other outstanding Notes to be redeemed and the applicable Prepayment Date. Each prepayment of principal of this Note shall be accompanied by the payment of all interest accrued and unpaid to the prepayment date on the amount so prepaid. Each such prepayment shall be made by wire transfer of immediately available funds or by bank cashier's check payable to the Payee and shall be on a date (the "Prepayment Date") which shall be not earlier than five (5) business days following delivery of the Note by the holder. Any partial prepayment of this Note, whether optional or mandatory, shall be applied first to accrued and unpaid interest hereon, and then to the outstanding principal amount of this
Note in the inverse order of maturity. In the event the Company fails to wire transfer funds within the time provided herein, the Company shall be required to pay the holder a sum equal to two (2%) percent per month until such prepayment is made.

(c) Notwithstanding anything to the contrary set forth in this Section 4, in the event and to the extent that the Company shall provide the holder of this Note with a Prepayment Notice, it shall simultaneously provide to the holder of this Note evidence of the availability of funds to effect such prepayment; which evidence of availability of funds shall include, without limitation, (i) confirmation of cash or cash equivalent bank balances, (ii) an irrevocable bank letter of credit, or (iii) a written commitment from a recognized lending institution to effect the financing of such prepayment.

5.   CONVERSION.

Subject at all times to the  Company's  right to prepay the Notes as provided in
Section 4 hereof, the holders of the Notes shall have the following conversion rights (the "Conversion Rights"):

(a) Voluntary Conversion. At any time or from time to time commencing (i) on the 30th day following the Issuance Date, the holder of this Note may elect to convert up to thirty three and one-third (33-1/3 %) percent of the original principal amount of this Note, (ii) an additional thirty three and one-third (33-1/3%) percent of the original principal amount of this Note may be converted every thirty (30) days thereafter and (iii) on the 90th day following the Issuance Date, the holder of this Note may elect to convert one hundred (100%) percent of the original principal amount of this Note, into shares of Common Stock of the Company, by written notice given to the Company in accordance with the provisions of Section 5(h) hereof (the "Conversion Notice"). In no event may the holder of this Note effect a conversion of less than $10,000 principal amount of this Note. Subject to the foregoing, the holder of this Note may elect to convert (a "Voluntary Conversion") all or any portion of the principal amount of this Note held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient which results when the Conversion Price (as defined below) in effect as of the date of the Conversion Notice is divided into the aggregate principal amount of all or any portion of this Note outstanding plus all accrued but unpaid interest thereof to be so converted. Such right of Voluntary Conversion shall be effected by the surrender of the Note to be converted to the Company within one (1) business days of transmission of the Conversion Notice at the office of the Company, accompanied (i) by the original Conversion Notice, (ii) if so required by the Company, by instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney and (iii) transfer tax stamps or funds therefore, if required pursuant to Section 5(g) herein.

(b) Automatic Conversion. Prior to _____, 2000, the Company shall not have the right to compel any holder of Note to convert such Note into Common Stock or any other securities of the Company. Effective as of _________, 2000, to the extent not previously converted by the holders, all remaining principal amount of this Note, together with all accrued interest hereon, shall automatically and without further action on the part of such holders, be converted into Common Stock of the Company at the Conversion Price then in effect.

(c)  Conversion  Price.  Subject to adjustment  from time to time as provided in
Section 5(d) below, the term "Conversion Price" shall mean the lowest of:

         (i) 120% of the average of the Closing Bid Price (as defined below) for the five (5) consecutive trading days immediately preceding the Issuance Date (the "Issuance Date Conversion Price"); or

         (ii) the product of multiplying (A) the average of the Closing Bid Price for the five consecutive trading days preceding the applicable date of the Conversion Notice on which all or part of this Note shall be converted, by (B) seventy-five percent (75%).

As used herein, the term 'Closing Bid Price' shall mean the closing bid price per share of the Company's Common Stock as reported by Bloomberg, L.P. ("Bloomberg"), on any one of the following exchanges which shall be the primary exchange on which such Common Stock shall then be quoted; namely, (a) the AMEX,
(b) the NASDAQ National Market System ("NASDAQ NMS "), (c) the NASDAQ System (other than the NASDAQ NMS), (d) the New York Stock Exchange, or (e) the National Quotation Bureau, Inc. for quotes on the Electronic Bulletin Board or the "Pink Sheets", as the case may be, for the applicable number of consecutive trading days immediately preceding the Issuance Date, the date of the Conversion Notice, or other applicable date specified in Section 5(d), as the case may be.

(d) Adjustments of Conversion Price. The Conversion Price in effect from time to time shall be, subject to adjustment in accordance with the provisions of this Section 5(d).

         (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased (or in increased in the case of a reverse stock split). If the Company shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

         (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction;

                  (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

         (iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the holders of the Note.

         (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall by made and provisions shall be made (by adjustments of the Conversion Price of otherwise) so that the holder of this Note shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

         (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in
Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the holders of this Note after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5(d)(v) (including any adjustment in the applicable Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

         (vi) Adjustments after Registration Statement is Effective. Notwithstanding any other provision contained in this Section 5(d), the Conversion Price shall be adjusted following the effective date of the Company's registration statement on Form S-1 or any other appropriate registration form (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") (the "Effective Date") as follows:

                  (A) for conversions beginning 90 days after the Effective Date, the Conversion Price shall be equal to the lower of (1) the Issuance Date Conversion Price; or (2) 77.5% of the average of the Closing Bid Price for the five (5) days trading immediately preceding the date of the Conversation Notice; and

                  (B) for conversions beginning 120 days after the Effective Date, the Conversion Price shall be equal to the lower of (1) the Issuance Date Conversion Price; or (2) 75.0% of the average of the Closing Bid Price for the five (5) days trading immediately preceding the date of the Conversion Notice.

(e) No Impediment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or Appropriate in order to protect the Conversion Rights of the holder of the Note against impairment.

(f) Certificate as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Note pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish notice to each holder of such Note, a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of such Note. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices and Delivery of Shares. All notices and other communications hereunder shall be in writing and shall be deemed given and effective (i) on the same date, if delivered personally or by facsimile by not later than 7:00 p.m. New York time (with a courtesy copy of such facsimile simultaneously sent by fax to Counsel for the Company), or (ii) three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company shall, immediately upon receipt of a Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the Notes which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and such certificate or certificates shall not bear any restrictive legend; provided, (i) the Common Stock evidenced thereby are sold pursuant to an effective registration statement under the Securities Act, (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale of such shares may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurance that such shares can be sold free of any limitations imposed by Rule 144, promulgated under the Securities Act. The Company shall cause such issuance and delivery to be effected within three (3) business days and shall transmit the certificates by messenger or overnight delivery service, or via the DWAC system, to reach the address designated by such holder within three (3) business days after the receipt of such notice.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average trade price of one share of the Company's Common Stock on the applicable Conversion Date.

(j) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unused shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, 200% of the number of shares deliverable upon conversion of all the Note from time to time outstanding. The Company shall, from time to time in accordance with the Colorado General Corporations Law, as amended, increase the authorized number of shares of Common Stock if at any time the unused number of authorized shares shall not be sufficient to permit the conversion of all of the Note at the time outstanding. In such connection, the Company shall hold a special meeting of stockholders for the purpose of authorizing additional shares of Common Stock not later than 120 days after any date in which the Company shall have insufficient shares of Common Stock so reserved.

(k) Retirement of Note. Conversion of this Note shall be deemed to have been effected on the applicable Conversion Date. The converting holder shall be deemed to have become a stockholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of this Note, the Company shall issue and deliver to such holder at the expense of the Company, against receipt of the original note delivered for partial cancellation, a new Note representing the unconverted portion of this Note so surrendered.

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note require registration or listing with or approval of any government authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

(m) Limitations on Amount of Conversion. Notwithstanding anything contained in this Note to the contrary, in no event shall any holder of Note be entitled or required to convert this Note in excess of that number of shares of Note which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Common Stock immediately following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Note beneficially owned by such holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company which are beneficially owned by the holder and its affiliates and which are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Any holder of Note may waive the foregoing limitations set forth in this paragraph by written notice to the Company upon not less than 30 days prior notice (with such waiver taking effect only upon the expiration of such 30-day notice period).

(n) In the event the Company does not make delivery of the certificates of Common Stock, as instructed by a holder, within five (5) business days after the Date of Conversion, then in such event the Company shall pay to the holder an amount, in immediately available funds in accordance with the following schedule, wherein "No. Business Days Late" is defined as the number of business days beyond the five (5) business days delivery period.

                                                        Late Payment for Each
Principal Amount Being                                     $10,000 of Notes
No. Business Days Late                                    Converted (U.S. $)
         1                                                    $100
         2                                                    $200
         3                                                    $300
         4                                                    $400
         5                                                    $500
         6                                                    $600
         7                                                    $700
         8                                                    $800
         9                                                    $900
         10                                                   $1,000
         11                                                   $1,000 +  $200 for
                                                          each Business Day Late
                                                          Beyond 10 days

To the extent that the failure of the Company to issue the certificates of Common Stock pursuant to this Section 5(n) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 5(n) shall not apply but instead the provisions of Section 5(o) shall apply. The Company shall pay any payments incurred under this Section 5(n) in immediately available funds within five (5) business days from the date of issuance of the certificates of applicable Common Stock. Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to the holder within three (3) business days after the Date of Conversion.

         (o) If, at any time, a holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Notes (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the holder a certificate representing all of the shares of Common Stock which are available, and the Notice of Conversion as to any Notes requested to be converted but not converted (the "Unconverted Notes") shall become null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default" to all existing holders of outstanding Notes, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier). No holder may submit a Notice of Conversion after receipt of Notice of Conversion Default until the date additional shares of Common Stock are authorized by the Company. The Company agrees to pay to all holders of outstanding Notes payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365 x (.24) x the initial issuance price of the outstanding Notes held by each holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to affect conversion of all remaining Notes. The Company shall send notice ("Authorization Notice") to each holder of outstanding Notes that additional shares of Common Stock have been authorized, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in immediately available funds, or shall be convertible into Common Stock at the Conversion Rate, at the holder's option, payable as follows: (i) in the event holder elects to take such payment in immediately available funds, payments shall be made to such holder of outstanding Notes by the fifth day of the following calendar month, or (ii) in the event holder elects to take such payment in stock, the holder may convert such payment amount into Common Stock at the Conversion Rate at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the Mandatory Conversion Date (as defined herein).

                  Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of common stock.

(p) Nothing contained herein shall require the Company to issue upon receipt of a Notice of Conversion in excess of 20% of its issued and outstanding Common Stock as provided in NASDAQ Marketplace Rule 4320 (e) (21) (H) (the "NASD 20% Rule") unless and until the Shareholder Approval (as defined herein) has been obtained by the Company. In the event the Company does not issue its Common Stock after receipt of a Notice of Conversion because of the NASD 20% Rule, then in such event the Company shall pay to the holder 133% of the principal balance remaining on the Notes plus all accrued interest. Said amount shall be paid to the holder within five (5) business days of the receipt of the faxed Notice of Conversion from holder.

6.       EVENTS OF DEFAULT.

The occurrence and continuance of any one or more of the following events is herein referred to as an Event of Default:

(a) If the Company shall default in converting the applicable principal amount of this Note into Common Stock and delivering stock certificates in respect of such conversion by the Delivery Date; or

(b) If the Company  shall  default in the payment  either in cash or  Additional
Notes of any installment of interest on this Note when payable in accordance with the terms thereof for more than ten (10) business days after the same shall become due; or

(c) If the Company shall not, at the time of receipt of a Conversion Notice hereunder, have a sufficient number of authorized and unissued shares of its Common Stock available for issuance to the holder of this Note upon conversion of all or any portion of this Note in accordance with the terms hereof, and such default shall not have been remedied within sixty (60) calendar days from the date of such Conversion Notice; or

(d) If the Company shall default in the performance of or compliance with any of its material covenants or agreements contained herein or in the Securities Purchase Agreement, and such default shall not have been remedied within thirty
(30) calendar days after written notice thereof shall have been delivered to the Company by the holder of this Note; or

(e) If any representation or warranty made in writing by or on behalf of the Company in the Securities Purchase Agreement or in connection with the transactions contemplated thereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

(f) If the Company or any of its Significant Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy or shall have an order for relief under the Bankruptcy Act granted against it or them, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company or any of its Significant Subsidiaries in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company or any of its Significant Subsidiaries, or the Company or its directors shall take any action looking to the dissolution or liquidation of the Company or any of its Significant Subsidiaries. For purposes of this
Section 6(f), the term Significant Subsidiary shall mean and include Bass American Petroleum Corp. and any other person, firm or corporation (i) more than 50% of the common stock or equity interests of which are owned of record by the Company or any Subsidiary of the Company, and (ii) the net income before taxes or total assets of which represent more than 15% of the consolidated net income before taxes or consolidated assets of the Company and all of its Subsidiaries; of

(g) If, within sixty (60) days after the commencement of any proceeding against the Company or any Significant Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Company or any Significant Subsidiary, of any trustee, receiver or liquidator of the Company or any Significant Subsidiary or of all or any substantial part of the properties of the Company or any Significant Subsidiary, such appointment shall not have been vacated.

(h) The Company shall have its Common Stock suspended or delisted from trading on the NASDAQ SmallCap market. Then, or any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the holder and in the holder's sole discretion, the holder may consider this
Note immediately due and payable without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the holder may immediately enforce any and all of the holder's rights and remedies provided herein or any other rights or remedies afforded by law.

7.       REMEDIES ON DEFAULT; ACCELERATION.

Upon the occurrence and during the continuance of an Event of Default, the entire unpaid balance of principal and accrued interest on this Note may be accelerated and declared to be immediately due and payable by the Payee. Whether or not the Notes is accelerated or declared to be immediately due and payable by the Payee, the Company agrees to pay the maximum rate of interest permitted under New York law from the date any payment of principal and/or interest was due until the date payment of such amount is actually made. Unless waived by the written consent of persons holding 66-2/3 % or more in aggregate principal amount of the Notes of the Company issued under the Securities Purchase Agreement (including the Payee), the Payee and other holders of any of the Notes at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law. In the event of an Event of Default, the Company agrees to pay to the holder of this Note such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorneys' fees and expenses and reasonable costs of investigation. If the holder of any Note shall give any notice or take any action in respect of a claimed default, the Company will forthwith give written notice thereof to the holder of this Note at the time outstanding describing the notice or action and the nature of the claimed default. No course of dealing and no delay on the part of the holder of this Note or the holder of any other Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers and remedies. No right, power or remedy conferred hereby upon the holder hereof shall be exclusive of any other right, power or remedy referred to herein nor now or hereafter available at law, in equity, by statute or otherwise.

(8)      WAIVER OF PRESENTMENT; MAXIMUM RATE OF INTEREST.

(a) The Company and each surety, endorser, and guarantor or other party liable for the payment of any sums of money payable on this Note severally waive all demands for payment, presentations for payment, notices of dishonor, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent required by law.

(b) It is expressly stipulated and agreed to be the intent of the Company and the holders of this Note at all times to comply with the applicable law governing the maximum rate of interest payable on or in connection with all indebtedness and transactions hereunder (or applicable United States federal law to the extent that it permits holders of this Note to contract for, charge, take, reserve or receive a greater amount of interest). If the applicable law is ever judicially interpreted so as to render usurious any amount of money or other consideration called for hereunder, or contracted for, charged, taken, reserved or received with respect to any loan or advance hereunder, or if acceleration of the maturity of the Note or the indebtedness hereunder or if any prepayment by the Company results in the Company's having paid any interest in excess of that permitted by law, then it is the Company's and holders' express intent that all excess cash amounts theretofore collected by holder by credited on the principal balance of this Note (or if this Note has been or would thereby be paid in full, refunded to the Company), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. The right to accelerate maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and holder does not intend to collect any unearned interest in the event of acceleration.

9.       NOTICES.

All notices, requests, demands or other communications under this Note shall be given in the same manner as provided in the Securities Purchase Agreement.

10.      GOVERNING LAW;  RESOLUTION OF DISPUTES.

(a) This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to conflict of law principles.

(b) Any dispute regarding the interpretation or application of this Note which cannot be settled among the parties shall be resolved in New York, New York final and binding arbitration in accordance with the then obtaining rules of the American Arbitration Association. There shall be appointed three arbitrators, one of whom shall be selected by the Company, the second by the holder and the third by mutual agreement of the parties or by the American Arbitration Association. The decision of the arbitrators shall be final and upon the holder and the Company and may be enforced by the prevailing party or parties in any court of competent jurisdiction. Each party shall bear their own costs of the arbitration and shall share equally the costs of the arbitrators.

11.      SUBORDINATION TO SENIOR DEBT.

(a) Payment of the principal of and interest on this Note and all other Notes issued under the Securities Purchase Agreement is subordinated, to the extent and in the manner provided herein, to the prior payment of all indebtedness of the Company and/or all Subsidiaries of the Company, for money borrowed or other obligations which is now or may hereafter be owed (collectively, "Senior Debt") to any bank, commercial finance company, factor, insurance company or other institution the lending activities are regulated by law (individually, a "Senior Lender" and collectively, "Senior Lenders"), which may, hereafter on any one or more occasions provide financing to the Company or any of its Subsidiaries, secured by liens on any of the assets and properties of the Company and/or any of its Subsidiaries (individually and collectively, an "Institutional Borrower").

(b) Upon any payment or distribution of assets or securities of the Institutional Borrower, as the case may be, of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Institutional Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable under Senior Debt shall first be paid in full in cash, or payment provided for in cash or cash equivalents, before the holder hereof shall be entitled to receive any payment on account of principal of or interest on this Note. Before any payment may be made by the Institutional Borrower of the principal of or interest on this Note upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Institutional Borrower of any kind or character, whether in cash, property or securities, to which the holder hereof would be entitled, except for the provisions of this Section 11, shall be made by the Institutional Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representatives to the extent necessary to pay all such Senior Debt in full after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

(c) Upon the happening of any default in payment of the principal of or interest on any Senior Debt, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made by the Institutional Borrower on account of the principal of or interest on this Note.

(d) Upon the happening of an event of default (other than under circumstances when the terms of Section 11(c) above are applicable) with respect to any Senior Debt pursuant to which the holder thereof is entitled under the terms of such Senior Debt to accelerate the maturity thereof, and upon written notice thereof given to each of the Institutional Borrower and the holder of this Note by such holder of Senior Debt ("Payment Notice"), then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no action shall or may be taken for collection of any amounts under this Note, and no direct or indirect payment in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made by the Institutional Borrower an account of the principal of or interest on this Note until such Senior Debt has been paid in full accordance with its terms.

(e) In the event than, notwithstanding the provisions of this Section 11, any payment shall be made on account of the principal of or interest on this Note in contravention of such provisions, then such payment shall be held for the benefit of, and shall be paid over and delivered to, the holders of such Senior Debt remaining unpaid to the extent necessary to pay in full the principal of and interest on such Senior Debt in accordance with its terms after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

(f) Nothing contained in this Section 11 shall (i) impair the conversion rights of the holder hereof referred to in Section 5 above, (ii) impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof principal and interest as the same shall become due and payable, or (iii) prevent the holder hereof from exercising all rights, powers and remedies otherwise provided herein, in the Securities Purchase Agreement or by applicable law, all subject to the express limitations provided herein.

(g) Upon the occurrence of an Event of Default, if any Senior Debt shall then be outstanding, no acceleration of the maturity of this Note shall be effective until the earlier of (i) ten (10) days shall have passed following the date of delivery to the Institutional Borrower by a Senior Lender(s) of written notice of acceleration of any Senior Debt, or (ii) the maturity of any then outstanding Senior Debt shall have been accelerated by reason of a default hereon. The Company may pay the holder hereof any defaulted payment and all other amounts due following any such acceleration of the maturity of this Note if this Section 11 would not prohibit such payment to be made at that time.

(h) Upon payment in full of all Senior Debt, the Payee of this Note shall be subrogated to the rights of the holder or holders of Senior Debt to receive all payments or distributions applicable on Senior Debt to the extent of the prior application thereto of moneys or other assets which would have been received in respect of this Note, but for these subordination provisions, until the principal of, and interest on, this Note shall have been paid in full.

(i) The Payee, by accepting this Note (A) shall be bound by all of the foregoing subordination provisions; and (B) agrees expressly for the benefit of the present and future holders of Senior Debt that this Note is subject to the foregoing subordination provisions.

(j) The foregoing subordination provisions shall be for the benefit of all holders of Senior Debt from time to time outstanding, and each of such holders may proceed to enforce such provisions either directly against the holder hereof or in any other manner provided by law.

(k) Notwithstanding anything to the contrary set forth in this Section 11, the interest of the holder of this Note (as specified in Section 12 hereof) is subject and subordinated only to the first lien and security interest of any holder of Senior Debt of the Company, unless otherwise expressly consented to in writing by the Payee.

12.      SUCCESSORS AND ASSIGNS.

This Note shall be binding upon and inure to the benefit of the Company and the holder hereof and their respective successors and assigns; provided, however, that the Company may not transfer or assign any of its rights or obligations hereunder without the prior written consent of the holder hereof.

13.      UNENFORCEABLE PROVISIONS.

If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officers as of the date first set forth above.

                                   ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                                 By:
                                    --------------------------------------------
                                    Sam Bass, Chairman


Attest:


--------------------------------